Exhibit 10.11

FORM OF AGREEMENT FOR CERTAIN EXECUTIVES

FOR REPLACEMENT SHARES UNDER THE

2012 EQUITY REPLACEMENT PLAN

Restoration Hardware Holdings, Inc.

15 Koch Road, Suite J

Corte Madera, CA 94952

[Date]

[Name]

[Address]

Dear [Name]:

In connection with the initial public offering (“IPO”) of Restoration Hardware Holdings, Inc. (the “Company”), (i) Home Holdings, LLC (“HH”) will contribute to the Company all of the issued and outstanding shares of Restoration Hardware. Inc. (the “Operating Company”), in exchange for which the Company shall issue new shares of its common stock (the “Common Stock”) to HH and as a result of which transactions the Company shall become a holding company that owns all of the capital stock of the Operating Company, and (ii) you will contribute to the Company all Units (the “Contributed Units”) issued under the HH Amended and Restated 2008 Team Resto Ownership Plan (“TROP”) and the Company will issue shares of its Common Stock to you under the Restoration Hardware Holdings, Inc. 2012 Equity Replacement Plan (“Plan”) in replacement of such Contributed Units. The Plan and this agreement, including Appendix A attached hereto (the “Agreement”), outline the terms of your replacement Shares. Capitalized terms, unless otherwise defined herein, have the meaning given to such terms in the Plan. [For GF: You are a consultant to the Company for purposes of the Plan.]

Grant Date:	[—]

Replacement Shares:	On the Grant Date, [—] shares of Common Stock (the “Shares”) are delivered to you in accordance with Section 6(a) of the Plan.

Fully Vested and Transferable

[—] Shares are fully vested and transferable (subject to the terms of any applicable lock-up agreement) and are not otherwise subject to Selling Restrictions.

Fully Vested and Subject to Time-Lapsing Selling Restrictions

[—] Shares are fully vested and subject to Selling Restrictions that are scheduled to lapse on certain date(s) as set forth below.

Fully Vested and Subject to Performance-Lapsing Selling Restrictions

[—] Shares are fully vested and subject to Selling Restrictions that are scheduled to lapse based on achievement of a certain Lapse Price as set forth below

The Shares subject to time-lapsing and performance-lapsing Selling Restrictions are referred to herein as the “Vested Shares”.

Unvested Shares

The remaining [—] Shares are not subject to Selling Restrictions but are unvested as of the Grant Date and subject to the vesting schedule set forth below (the “Unvested Shares”).

Vesting Schedule for Unvested Shares:	Subject to your Continuous Service, the Unvested Shares subject to this Agreement will vest as follows:

3X Unvested Shares

[—] Unvested Shares (the “3X Unvested Shares”) will fully vest when the Ten Day Average Price for each of ten (10) consecutive trading days has equaled or exceeded $ (the “3X Target Price”). To the extent that the Ten Day Average Price for each of ten (10) consecutive trading days is less than the 3X Target Price but greater than $ (the “IPO Price”, and the difference between the IPO Price and the 3X Target Price, the “3X Target Spread”) on any trading day, the number of 3X Unvested Shares that will vest on such trading day will be determined on a proportionate (straight-line) basis by (a) multiplying the 3X Unvested Shares by the percentage of the 3X Target Spread that has been achieved and (b) subtracting the number of 3X Unvested Shares that have previously vested. The percentage of the 3X Target Spread achieved on any trading day will be determined by dividing the difference between the Ten Day Average Price on such trading day and the IPO Price by the 3X Target Spread.

Notwithstanding anything herein to the contrary, in the event of a Corporate Transaction, any 3X Unvested Shares that have not vested pursuant to the terms hereof prior to the Corporate Transaction shall vest immediately prior to the specified effective date of such Corporate Transaction if the value of the per share consideration payable to holders of Common Stock in the Corporate Transaction with respect to their shares of Common Stock, as determined by the Company in accordance with the terms and conditions of the applicable definitive agreement pursuant to which the Corporate Transaction will be consummated, is equal to or greater than the 3X Target Price.

For purposes of clarity, the 3X Unvested Shares shall only vest once for achieving a particular Ten Day Average Price for each of ten (10) consecutive trading days in excess of the IPO Price. For example, once [ ] 3X Unvested Shares vest due to the Ten Day Average Price equaling $[ ] for each of ten (10) consecutive trading days, [ ] 3X Unvested Shares will not vest again any other trading day on which the Ten Day Average Price equals $[ ] for each of ten (10) consecutive trading days.

5X Unvested Shares

[—] Unvested Shares (the “5X Unvested Shares”) will fully vest when the Ten Day Average Price for each of ten (10) consecutive trading days has equaled or exceeded $ (the “5X Target Price”). To the extent that the Ten Day Average Price for each of ten (10) consecutive trading days is less than the 5X Target Price but greater than 3X Target Price (the difference between the 3X Target Price and the 5X Target Price, the “5X Target Spread”) on any trading day, the number of 5X Unvested Shares that will vest on such trading day will be determined on a proportionate (straight-line) basis by (a) multiplying the 5X Unvested Shares by the percentage of the 5X Target Spread that has been achieved and (b) subtracting the number of 5X Unvested Shares that have previously vested. The percentage of the 5X Target Spread achieved on any trading day will be determined by dividing the difference between the Ten Day Average Price on such trading day and the 3X Target Price by the 5X Target Spread.

Notwithstanding anything herein to the contrary, in the event of a Corporate Transaction, any 5X Unvested Shares that have not vested pursuant to the terms hereof prior to the Corporate Transaction shall vest immediately prior to the specified effective date of such Corporate Transaction if the value of the per share consideration payable to holders of Common Stock in the Corporate Transaction with respect to their shares of Common Stock, as determined by the Company in accordance with the terms and conditions of the applicable definitive agreement pursuant to which the Corporate Transaction will be consummated, is equal to or greater than the 5X Target Price.

For purposes of clarity, the 5X Unvested Shares shall only vest once for achieving a particular Ten Day Average Price for each of ten (10) consecutive trading days in excess of the 3X Target Price. For example, once [ ] 5X Unvested Shares vest due to the Ten Day Average Price equaling $[ ] for each of ten (10) consecutive trading days, [ ] 5X Unvested Shares will not vest again any other trading day on which the Ten Day Average Price equals $[ ] for each of ten (10) consecutive trading days.

The IPO Price, 3X Target Price, and 5X Target Price shall be subject to adjustment for changes in capitalization as provided in Section 4(b) of the Plan.

For purposes of this Agreement, “Ten Day Average Price” shall mean, as of any date, the average Fair Market Value of the Common Stock for the last ten (10) consecutive trading days, as determined after market close on the tenth (10th) such consecutive trading day.

Notwithstanding anything herein to the contrary, any 3X Unvested Shares and/or 5X Unvested Shares that have not vested pursuant to the terms hereof by the third anniversary of the Registration Date shall be forfeited and deemed reconveyed to the Company for no cash or other consideration.

Cause:	For purposes of Section 6(c)(i)(A) and Section 6(c)(ii) of the Plan, [GF: Section 6(h)(i)(B) and Section 6(h)(i)(E) of the definition of Cause set forth in your Advisory Services Agreement] [CA: Section 5(g)(i)(B) and Section 5(g)(i)(E) of the definition of Cause set forth in your Amended and Restated Employment Agreement] shall apply in lieu of clauses (iv) and (v) of the definition of Cause set forth in the Plan.

Selling Restrictions:	[USE THE FOLLOWING FOR VESTED SHARES ISSUED IN EXCHANGE FOR TIME-BASED UNITS FOR WHICH THE RESTRICTIONS WILL LAPSE BASED ON THE CURRENT TIME-BASED VESTING SCHEDULE]

Vested Shares Subject to Time-Lapsing Selling Restrictions

Subject to Section 6(c) of the Plan, the Selling Restrictions will lapse with respect to the number of Vested Shares set forth in the table below on the corresponding date:

Number of Vested Shares	Lapse Date
[—] Shares of Common Stock
[—] Shares of Common Stock
[—] Shares of Common Stock
[—] Shares of Common Stock

[USE THE FOLLOWING FOR VESTED SHARES ISSUED IN EXCHANGE FOR UNITS FOR WHICH THE RESTRICTIONS WILL LAPSE BASED ON PRICE]

Vested Shares Subject to Performance-Lapsing Selling Restrictions

Subject to Section 6(c) of the Plan, the Selling Restrictions will lapse with respect to the number of Vested Shares set forth in the table below on the date on which the Ten Day Average Price has reached and remained for ten (10) consecutive trading days at the corresponding Lapse Price set forth below:

Number of Vested Shares	Lapse Price
[—] Shares of Common Stock	[$—] per share

The Lapse Price shall be subject to adjustment for changes in capitalization as provided in Section 4(b) of the Plan. For purposes of clarity, the Selling Restrictions will lapse only once as to a particular installment attributable to attaining (for ten (10) consecutive trading days) a Ten Day Average Price equal to the Lapse Price and there shall be no requirement that the Fair Market Value of the Common Stock remain above the Lapse Price after such date.

Notwithstanding anything herein to the contrary, in the event of a Corporate Transaction, the Selling Restrictions shall lapse immediately prior to the specified effective date of such Corporate Transaction with respect to the total number of Vested Shares set forth in the tables above to the extent that such Shares remain subject to the Selling Restrictions immediately prior to the Corporate Transaction; provided that with respect to the Vested Shares subject to Performance Lapsing Selling Restrictions the value of the per share consideration payable to holders of Common Stock in the Corporate Transaction with respect to their shares of Common Stock, as determined by the Company in accordance with the terms and conditions of the applicable definitive agreement pursuant to which the Corporate Transaction will be consummated, is equal to or greater than the Lapse Price set forth above.

Termination of Continuous Service:	The Vested Shares will be subject to repurchase at the option of the Company pursuant to Section 6(c) of the Plan in the event of your termination of Continuous Service; provided, however, that:

(1) in the event of termination of your Continuous Service for Cause, Section 6(c)(i) of the Plan shall read as follows:

In the event your Continuous Service is terminated by the Company or an Affiliate (A) for Cause (other than pursuant to [GF: Section 6(h)(i)(B) and Section 6(h)(i)(E) of the definition of Cause set forth in your Advisory Services Agreement] [CA: Section 5(g)(i)(B) and Section 5(g)(i)(E) of the definition of Cause set forth in your Amended and Restated Employment Agreement]), any Vested Shares that remain subject to the Selling Restrictions shall be deemed reconveyed to the Company for no cash or other consideration and the Company shall thereafter be the legal and beneficial owner of such Shares and shall have all rights and interest in or related thereto without further action by you and (B) for Cause (pursuant to any clause of the definition of Cause), any Unvested Shares shall be deemed reconveyed to the Company for no cash or other consideration.

and (2) in the event of termination of your Continuous Service without Cause or for Good Reason, or for death or Disability, Section 6(c)(iii) of the Plan, shall read as follows:

In the event your Continuous Service is terminated by the Company or an Affiliate without Cause or by you for Good Reason, or is terminated on account of your death or Disability, (A) your 3X Unvested Shares and 5X Unvested

Shares, to the extent unvested, shall remain outstanding and vest according to their terms for a period of up to the lesser of two (2) years following the date of termination or the third anniversary of the Registration Date (at which time the 3X Unvested Shares and 5X Unvested Shares that remain unvested shall expire and be cancelled for no consideration), and (B) the Company shall have the right, for a period of ninety (90) days commencing on the date that is two (2) years following the date of such termination to purchase from you any Vested Shares issued to you hereunder that remain subject to the Selling Restrictions as of the date that is two (2) years following the date of termination for their Fair Market Value. The purchase price payable by the Company pursuant to the preceding sentence shall be paid in lump sum in cash on the date of exercise of the repurchase right. In the event the Company fails to exercise its repurchase right within the ninety (90) day period described herein, the Selling Restrictions then applicable to the Vested Shares subject to this Agreement shall immediately lapse upon the expiration of such ninety (90) day period.

Corporate Transaction:	For purposes of this Agreement, “Corporate Transaction” means any of the following transactions, provided, however, that the Committee shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

	(i)	a merger or consolidation of the Company in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

	(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

	(iii)	the complete liquidation or dissolution of the Company;

	(iv)	any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v)	acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

The issuance of the Shares pursuant to this Agreement is subject to the terms of the Plan except to the extent the Plan is expressly modified by the terms of this Agreement. This Agreement is intended to set forth some of the material terms of your replacement Shares. Please review the attached Plan document carefully as it contains important additional terms applicable to your replacement Shares that are not set forth in this Agreement. You hereby acknowledge and agree that as a result of this Agreement and the Replacement Agreement dated as of the date hereof among you, the Company and HH, you have no equity or other ownership interest in HH, you are not a member of HH and you have no further rights or obligations under any operating agreement of HH.

The Company acknowledges that (i) you consider the contributions by you to the Company as contemplated by this Agreement and the contemporaneous contribution (a) by HH to the Company of all of the issued and outstanding shares of the Operating Company, (b) by the public pursuant to the IPO, and (c) otherwise by you as a holder of units of HH, as integrated transactions and together as transfers described in Section 351 of the Code, and (ii) you intend to report the transactions contemplated by this Agreement as transfers described in Section 351 of the Code in connection with any applicable tax returns or other tax reports required to be filed or made. The Company agrees that it will report the foregoing as a tax free transaction on any applicable tax returns or other tax reports required to be filed.

Warm Regards,

RESTORATION HARDWARE HOLDINGS, INC.

By:	By:
Name:	Name:
Title:	Title:

[Acknowledgement follows on next page.]

I acknowledge receipt of this Agreement, a copy of the Plan and the terms contained herein. I acknowledge and agree that nothing in this Agreement or the Plan shall confer upon me any right with respect to continuation of my service, that this Agreement is not an employment contract, and that employment with the Company or an Affiliate thereof is on an “at will” basis and may be terminated by me or the Company or an Affiliate, as applicable, at any time, for any reason, subject to the terms of my employment or service agreement (if any) with Company or an Affiliate thereof. In addition, I acknowledge that neither the Company nor any Affiliate thereof is making any guarantee as to the tax treatment or consequences of the grant, vesting, or sale of the Shares issued to me hereunder, and that I have been advised by the Company to, and have, consulted my own individual tax advisor.

Acknowledged:

By:
Name:
Date:

[Appendix A follows on next page.]

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS

1. Transfer Restrictions Applicable to Unvested Shares. The Unvested Shares issued to you hereunder may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of by you prior to the date when such Shares become vested pursuant to the Vesting Schedule set forth on this first page of this Agreement. Any attempt to transfer Unvested Shares in violation of this Section 1 will be null and void and will be disregarded.

2. Legends. You understand and agree that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares subject to this Agreement together with any other legends that may be required by the Company or by state or federal securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THAT CERTAIN AGREEMENT BETWEEN THE COMPANY AND THE NAMED STOCKHOLDER. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH SUCH AGREEMENT AND THE RESTORATION HARDWARE HOLDINGS, INC. 2012 EQUITY REPLACEMENT PLAN, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

3. Stop Transfer Notices. In order to ensure compliance with the Selling Restrictions, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

4. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

5. Escrow of Stock. For purposes of facilitating the enforcement of the provisions of this Agreement and the Selling Restrictions, you agree, immediately upon receipt of the certificate(s) for the Shares, to deliver the certificate(s) attributable to the Unvested Shares and that portion of the Vested Shares then subject to the Selling Restrictions, together with an Assignment Separate from Certificate in the form attached hereto as Exhibit A, executed in blank by you with respect to each such stock certificate, to the Secretary or Assistant Secretary of the Company, or their designee, to hold in escrow for so long as such Shares are unvested or otherwise subject to the Selling Restrictions, with the authority to take all such actions and to effectuate all such transfers and/or releases as may be necessary or appropriate to accomplish the objectives of this Agreement in accordance with the terms hereof. You hereby acknowledge that the appointment of the Secretary or Assistant Secretary of the Company (or their designee) as the escrow holder hereunder with the stated authorities is a material inducement to the Company to enter into this Agreement and that such appointment is coupled with an interest and is accordingly irrevocable.

You agree that the Unvested Shares and the Shares subject to the Selling Restrictions may be held electronically in a book entry system maintained by the Company’s transfer agent or other third-party and that all the terms and conditions of this Section 5 applicable to certificated Shares will apply with the same force and effect to such electronic method for holding the Shares. You agree that such escrow holder shall not be liable to any party hereto (or to any other party) for any actions or omissions unless such escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Subject to the provisions of any security or lock-up agreement relating to your purchase or receipt of the Shares, upon vesting of the Unvested Shares or the expiration of the Selling Restrictions, as applicable, the escrow holder will transmit to you the certificate evidencing the Shares that have vested or with respect to which the Selling Restrictions have lapsed.

6. Additional Securities and Distributions.

a. Any securities or cash received (other than a regular cash dividend) as the result of ownership of the Shares (the “Additional Securities”), including, but not by way of limitation, warrants, options and securities received as a stock dividend or stock split, or as a result of a recapitalization or reorganization or other transaction described in Section 4(b) of the Plan, shall be retained in escrow in the same manner and subject to the same conditions and restrictions as the Shares with respect to which they were issued, including, without limitation, the Selling Restrictions set forth in Section 6(c) of the Plan. You shall be entitled to direct the Company to exercise any warrant or option received as Additional Securities upon supplying the funds necessary to do so, in which event the securities so purchased shall constitute Additional Securities, but you may not direct the Company to sell any such warrant or option. If Additional Securities consist of a convertible security, you may exercise any conversion right, and any securities so acquired shall constitute Additional Securities. In the event of any change in certificates evidencing the Shares or the Additional Securities by reason of any recapitalization, reorganization or other transaction that results in the creation of Additional Securities, the escrow holder is authorized to deliver to the issuer the certificates evidencing the Shares or the Additional Securities in exchange for the certificates of the replacement securities.

b. The Company shall disburse to you all regular cash dividends with respect to the Shares and Additional Securities (whether vested or not), less any applicable withholding obligations.

7. Taxes. You are ultimately liable and responsible for all taxes owed by you in connection with the issuance of the Shares, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Shares. Neither the Company nor any Affiliate makes any representation or undertaking regarding the tax treatment of the issuance of the Shares, the lapse of Selling Restrictions, or the subsequent sale of Shares subject to this Agreement. The Company and its Affiliates do not commit and are under no obligation to structure this Agreement to reduce or eliminate your tax liability.

8. Assignment. Whenever the Company shall have the right to repurchase the Vested Shares pursuant to Section 6(c) of the Plan, the Company may designate and assign one or more employees, officers, directors or shareholders of the Company or other persons or organizations, to exercise all or a part of such repurchase right.

9. Entire Agreement. The Plan, this Agreement and any applicable lock-up agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

10. Construction. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of the Agreement for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

[Exhibit A follows on next page.]

EXHIBIT A

STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                      hereby sells, assigns and transfers unto             ,          (            ) shares of the Common Stock of Restoration Hardware Holdings, Inc., a Delaware corporation (the “Company”), standing in his name on the books of, the Company represented by Certificate No. herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company attorney to transfer the said stock in the books of the Company with full power of substitution.

DATED:

[Please sign this document but do not date it. The date and information of the transferee will be completed if and when the shares are assigned.]

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